EXHIBIT 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information:	Investor Contact Information:
Lori Gorski	Ken Apicerno
Phone: 781-622-1062	Phone: 781-622-1111
E-mail: lori.gorski@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com
Merger of Thermo Electron and Fisher Scientific Completed,
Forming Thermo Fisher Scientific;
New combined company creates the leading provider of products and services in the high-growth life, laboratory and health sciences industry
WALTHAM, Mass., (November 9, 2006) – Thermo Electron Corporation (NYSE: TMO) and Fisher Scientific International Inc. (NYSE: FSH) today announced that the merger of the two companies has been completed, creating Thermo Fisher Scientific Inc., the world leader in serving science. The companies combined in a tax-free, stock-for-stock transaction following anti-trust clearance received from the European Commission earlier today. The new company, headquartered in Waltham, Mass., has approximately $9 billion in revenues and 30,000 employees. Thermo Fisher Scientific will trade on the New York Stock Exchange under the symbol “TMO.”
“This is a historic day for both companies, as two industry leaders join forces to create Thermo Fisher Scientific,” said Marijn E. Dekkers, president and chief executive officer of Thermo Fisher Scientific. “The new company combines Thermo’s industry-leading analytical instrumentation with Fisher’s world-renowned laboratory reagents and consumables. As a result, we can deliver advanced technological solutions and integrated workflows to help our customers push the boundaries of scientific discovery, with increased efficiency. In addition, we have unprecedented access to our customers across the globe through the largest sales force in the industry, and through our catalog and e-commerce channels. With a seasoned leadership team in place, we now look forward to realizing the benefits of this combination quickly and seamlessly, while working toward the long-term success of our new organization.”
Under the terms of the agreement, Fisher shareholders received 2.00 shares of Thermo common stock for each share of Fisher common stock they own. Thermo’s shareholders own approximately 39 percent of the combined company, and Fisher shareholders own approximately 61 percent.
“With this transaction, we have created the world’s only provider of fully integrated, end-to-end solutions in the life, laboratory and health sciences industry,” said Paul M. Meister, chairman of the board of Thermo Fisher Scientific and previously vice chairman of Fisher Scientific. “We are uniquely positioned to accelerate earnings growth for our shareholders, enhance our capabilities for customers and multiply opportunities for our employees.”
Thermo Fisher Scientific will provide more details about the company, including an update to its 2007 guidance, at an Analyst Day to be held in New York City on December 14, 2006.

About Thermo Fisher Scientific
Thermo Fisher Scientific (NYSE: TMO) is the world leader in serving science, enabling our customers to make the world healthier, cleaner and safer. With annual sales of more than $9 billion, we employ 30,000 people and serve over 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings. Serving customers through two premier brands, Thermo Scientific and Fisher Scientific, we help solve analytical challenges from routine testing to complex research and discovery. Thermo Scientific offers customers a complete range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Fisher Scientific provides a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Together, we offer the most convenient purchasing options to customers and continuously advance our technologies to accelerate the pace of scientific discovery, enhance value for customers and fuel growth for shareholders and employees alike. Visit www.thermofisher.com.
Information set forth in this press release contains forward-looking statements, which involve a number of risks and uncertainties. Thermo Fisher Scientific cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Thermo Electron and Fisher Scientific, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.
Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Electron’s and Fisher Scientific’s filings with the SEC, including their respective Quarterly Reports on Form 10-Q for the third quarter of 2006. These include risks and uncertainties relating to: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customers’ capital spending policies and government funding policies; realization of potential future savings from new productivity initiatives; dependence on customers that operate in cyclical industries; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations; exposure to product liability claims in excess of insurance coverage; and the effect of exchange rate fluctuations on international operations. Thermo Fisher Scientific undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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